                                                                    EXHIBIT 2.14

                           ASSET PURCHASE AGREEMENT


          This ASSET PURCHASE AGREEMENT is dated April 4, 1996, by and between American Radio Systems Corporation, a Delaware corporation ("Buyer"), and Evergreen Media Corporation of Buffalo, a Delaware corporation ("Seller").

                                P R E M I S E S

     A. Seller is the licensee of and operates radio station WSJZ(FM), Buffalo, New York (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

     B. Seller desires to sell, and Buyer wishes to buy, substantially all of Seller's assets used solely in the operation of the Station for the price and on the terms and conditions hereafter set forth.

     C. Concurrently with the execution of this Agreement, Seller and Buyer are entering into a Time Brokerage Agreement (the "Time Brokerage Agreement"), providing for the sale of substantially all of the broadcast time of the Station from Seller to Buyer, subject to the rules and policies of the FCC.

                                  AGREEMENTS:
          In consideration of the above premises and the covenants and agreements contained herein, Buyer and Seller agree as follows:
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                                   SECTION 1
                                 DEFINED TERMS

          The following terms shall have the following meanings in this
Agreement:

    1.1 "Accounts Receivable" means the rights of Seller to payment for services rendered (including sale of time or talent on the Station for cash) by Seller prior to the Closing Date as reflected on the billing records of Seller relating to the Station.

    1.2 "Assets" means the tangible and intangible assets owned and used or useful in connection with the conduct of the business or operations of the Station, which assets are being sold, transferred, or otherwise conveyed to Buyer hereunder, as specified in detail in Section 2.1.

    1.3   "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7,
(ii) any Contracts entered into by Seller in the ordinary course of business between the date hereof and the Closing Date which would have been listed on
Schedule 3.7 had they been in existence on the date hereof and which Buyer agrees in writing to assume, (iii) all Contracts in existence on the Closing Date which meet the criteria set forth in Section 3.7 (i) - (iii) for exclusion from Schedule 3.7, and (iv) all Contracts with advertisers for the sale of time or talent on the Station for cash entered into in the ordinary course of business.

    1.4 "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 8.


    1.5   "Closing Date" means the date of the Closing specified in
Section 8.1.

    1.6 "Consents" means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transaction contemplated hereby, including without limitation the consents of the parties to those Contracts designated in Schedule 3.7 with an asterisk.

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    1.7   "Contracts" means all agreements and leases, written or oral
(including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and affect the assets or the business or operations of the Station, and (i) which are in effect on the date hereof, or
(ii) which are entered into by Seller in the ordinary course of business between the date hereto and the Closing Date.

    1.8 "Escrow Deposit" shall mean the sum of Five Hundred Thousand Dollars ($500,000) held by Star Media Group as Escrow Agent pursuant to an Escrow Agreement of even date, by and among Buyer, Seller, and Escrow Agent in the form of Schedule 1.8 hereto (the "Escrow Agreement").

    1.9 "Excluded Assets" shall mean those assets described or set forth in Section 2.2 herein and on Schedule 2.2 hereto.

    1.10 "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

    1.11 "FCC Licenses" means all of the licenses, permits and other authorizations issued by the FCC to Seller in connection with the conduct of the business or operations of the Station.

    1.12 "Licenses" means all of the licenses, permits and other authorizations, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration ("FAA"), and any other federal, state or local government authorities to Seller in connection with the conduct of the business or operations of the Station, except such licenses, permits and other authorizations as are used by Seller in the conduct of its business other than the Station.

    1.13 "Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by Seller and used as of the date hereof solely

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in the conduct of the business or operations of the Station excluding such tangible personal property located at the Station's office and studio site that cannot be removed without causing damage or in compliance with the Studio Lease (as defined below) (the "Studio Fixtures").

    1.14  "Purchase Price" means the purchase price specified in Section 2.3.

    1.15 "Real Property" means all of the fee estates and buildings and other improvements thereon, leasehold interests, easements, licenses, rights to access, right-of-way, and other real property interest owned by Seller and identified on Schedule 3.5 hereof plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date, but specifically excluding the real property lease, originally dated May 16, 1984 by and between WFXZ, Inc., a predecessor in interest to Seller, and Fairfax House Associates, associated with the Station's office and studio site located at 715 Delaware Avenue, Buffalo, New York (the "Studio Lease").
                                    SECTION 2

                          SALE AND PURCHASE OF ASSETS

    2.1   Agreement to Sell and Buy.  Subject to the terms and conditions set
          -------------------------
forth in this Agreement, Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the Assets, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for those permitted in accordance with Section 2.5, 3.5 or 3.6 below (the "Permitted Liens")), more specifically described as follows:

                          (a)    The Personal Property;
                          (b)    The Real Property
                          (c)    The Licenses;
                          (d)    The Assumed Contracts;

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      (e)   All trademarks, trade names, service marks and all other information and similar intangible assets relating to the Station, including those listed in
Schedule 3.9 hereto;


      (f) All of the Seller's intangible assets, which relate to the Station, including without limitation, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC which relate to the Station, if any, except such intangible assets which are primarily used in connection with Seller's other stations located in Buffalo, New York, WHTT(FM) and WHTT(AM) (the "WHTT Stations"), or such intangible assets which constitute proprietary information of Seller;

      (g) All choses in action and rights under warranties of Seller relating to the Station or the Assets, if any;

      (h) All books and records relating exclusively to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three (3) years; and

      (i) All intangible assets of Seller relating to the Station not specifically described above (except to the extent excluded above).

    2.2   Excluded Assets.  The Assets shall exclude the following assets, in
          ---------------
addition to those listed on Schedule 2.2.

      (a) Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts; any and all insurance policies, letters or credit, or other similar items and any cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments.

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

      (b) Any Contracts other than the Assumed Contracts, specifically excluding the Studio Lease;

      (c) All books and records of Seller not relating exclusively to the business or operations of the Station, subject to the right of Buyer to have access and to copy for a period of three (3) years from the Closing Date, and Seller's corporate records and other books and records related to internal matters and financial relationships with Seller's lenders;

      (d) Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date;

      (e) Any pension, profit sharing or employee benefit plans, and any employment or collective bargaining agreement, except to the extent specifically assumed in Section 2.4, 2.5 or 6.10 of this Agreement;

      (f)   The Accounts Receivable.


    2.3   Purchase Price.  The Purchase Price shall be Twelve Million Five
          --------------
Hundred Thousand Dollars ($12,500,000). The Purchase Price shall be adjusted to reflect any adjustments or prorations made and agreed to at Closing as provided in Section 2.4 hereof.

    2.4   Adjustments and Prorations.  Except to the extent assigned or assumed
          --------------------------
pursuant to the Time Brokerage Agreement, all revenues arising from the Station up until midnight on the day prior to the Closing Date, and all expenses arising from the Station up until midnight on the day prior to the Closing Date, including business and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, accrued employee benefits such as vacation time and sick time, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes a arising from the transfer of the Assets

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

hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall receive all revenues, and all refunds to Seller and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Station for the period prior to the Closing Date, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operations of the Station on the Closing Date and for the period thereafter.

    Notwithstanding the foregoing, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts, or any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.


    A. Any adjustments or prorations will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment being made in accordance with the procedures set forth in Section 2.4B.

    B. Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a certificate (the "Closing Certificate"), signed by a senior officer of Buyer after due inquiry by such officer but without any personal liability to such officer, providing a compilation of the adjustments and prorations to be made pursuant to this Section 2.4, including any adjustments and prorations made at Closing, together with a copy of any working papers relating to such Closing Certificate and such other supporting evidence as Seller may reasonably request. If Seller shall conclude that the Closing Certificate does not accurately reflect the adjustments and prorations to be made pursuant to this Section 2.4, Seller shall, within thirty (30) days after its receipt of the Closing Certificate, provide to Buyer its written statement of any discrepancies believed to exist. Joseph L. Winn on behalf of Buyer, and Matt Devine on behalf of Seller, or their respective designees, shall attempt jointly to resolve

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the discrepancies within fifteen (15) days after receipt of Seller's discrepancy statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If such representatives cannot resolve the discrepancy to their mutual satisfaction within such fifteen
(15) day period, Buyer and Seller shall, within the following ten (10) days, jointly designate a nationally known independent public accounting firm to be retained to review the Closing Certificate together with Seller's discrepancy statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Buyer and Seller. Such firm shall report its conclusions as to adjustments pursuant to this
Section 2.4, which report shall be conclusive on all parties to this Agreement and not subject to dispute or review. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Buyer is determined to owe an amount to Seller, Buyer shall pay such amount to Seller, and if Seller is determined to owe an amount to Buyer, Seller shall pay such amount thereof to Buyer, in each case within ten (10) days of such determination.

    2.5   Assumption of Liabilities and Obligations.  As of the Closing Date,
          -----------------------------------------
Buyer shall pay, discharge and perform (i) all of the obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time period after the Closing Date, and arising out of events occurring after the Closing Date, (ii) all liabilities under any Contracts assumed under the Time Brokerage Agreement as provided in the Time Brokerage Agreement, (iii) all obligations and liabilities arising out of events occurring after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or operations of the Station after the Closing Date, and (iv) all obligations and liabilities for which Buyer receives a proration adjustment hereunder. All other obligations and liabilities of Seller, including (i) any obligations under any Contract not included in the Assumed

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Contracts (except to the extent assumed by Buyer pursuant to the Time Brokerage
Agreement), (ii) any obligations under the Assumed Contracts relating to the time period on or prior to the Closing Date (except to the extent assumed by Buyer pursuant to the Time Brokerage Agreement) and (iii) any claims or pending litigation or proceedings relating to the operation of the Station on or prior to the Closing Date, shall be returned to Seller.



    2.6   Escrow Agreement.  Simultaneously with the execution of this
          ----------------
Agreement, the parties to this Agreement and Escrow Agent are entering into the Escrow Agreement.
                                   SECTION 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------
    Seller represents and warrants to Buyer as follows:

    3.1   Organization, Standing and Authority.  Seller is a corporation duly
          ------------------------------------
formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct its business in the State of New York, which is the only jurisdiction where the conduct of the business or operations of the Station requires such qualification and the failure to so qualify would have a material adverse effect on Seller. Seller has all requisite corporate power and authority (i) to own, lease, and use the Assets as presently owned, leased, and used, and (ii) to conduct the business or operations of the Stations as presently conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller, hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the Stations' operations or the Assets.

    3.2   Authorization and Binding Obligation.  The execution, delivery, and
          ------------------------------------
performance of this Agreement and the Time Brokerage Agreement by Seller have been duly

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authorized by all necessary corporate action on the part of Seller. This
Agreement and the Time Brokerage Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms except as the enforceability hereof and thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

    3.3   Absence of Conflicting Agreements.  Subject to obtaining the Consents,
          ---------------------------------
the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation and By-Laws of Seller; (iii) will not conflict with, result in a breach of or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to Seller; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which either Seller is a party or by which either may be bound; or (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets.

    3.4   Licenses.  Seller has all Licenses necessary to enable the continued
          --------
conduct of the business of the Station as presently conducted, in all material respects. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of each of the Licenses listed on Schedule 3.4. Such Licenses are issued in the name of or have been assigned to Seller or its affiliates and are in full force and effect. Except as set forth on Schedule 3.4, (i) Seller or one of its affiliates is the authorized legal

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holder of the Licenses listed on Schedule 3.4 and (ii) Seller knows of no reason related to Seller why the FCC would not approve the renewal of such Licenses upon expiration of the current term of each such License.



    3.5   Title to and Condition of Real Property.
          ---------------------------------------
    (a) Schedule 3.5 contains a materially accurate description of the location of the material Real Property owned or leased by Seller and used in the operation of the Station (other than the Studio Lease), and identifies whether such Real Property is owned or leased. Except as set forth on Schedule 3.5 and except for Permitted Liens, Seller or one or more of its affiliates has good and marketable title to such Real Property in fee simple absolute, in the case of owned Real Property, and a valid leasehold interest, in the case of leased Real Property, in each case, free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Liens. To the best of Seller's knowledge, all towers, guy anchors, and buildings and other improvements, included in the owned Assets are located entirely on the Real Property listed in
Schedule 3.5. Except as set forth on Schedule 3.5, Seller enjoys peaceful and quiet possession of such material Real Property, except for such occurrences which would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of the Buyer.

    (b) Seller has not received any written notice of violation under any lease of any kind of such leased material Real Property (a "Lease") or any material default by Seller or any of its subsidiaries thereunder or any condition which, with notice and the passage of time, or both, would constitute such a material default, and no such default has occurred. Schedule 3.5 contains a complete and accurate list of all such Leases.

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    3.6   Title to and Condition of Personal Property. Except as set forth on
          -------------------------------------------
Schedule 3.6, all material items of tangible personal property used by Seller solely in connection with the operation of the Station is owned by Seller free and clear of all liens, pledges, mortgages, security interests or other encumbrances or is leased by Seller pursuant to a lease included among the Assumed Contracts. Except as set forth on Schedule 3.6, all such material tangible personal property is, together with the Studio Fixtures, sufficient to operate the Station as it is now operated and, subject to normal wear and tear, will be in the same condition on the Closing Date as on the date hereof.

    3.7   Contracts.  Schedule 3.7 contains a list, as of the date hereof, of
          ---------
all Contracts except for (i) any contract for the sale of air time other than those entered into outside of the ordinary course of business and in excess of $50,000, (ii) employment contracts and miscellaneous service contracts terminable at will without penalty and (iii) other contracts not involving aggregate liabilities under all such contracts exceeding Fifty Thousand ($50,000) Dollars. Each Contract identified on Schedule 3.7 (other than those which will have terminated or expired on or prior to the Closing Date in accordance with their terms) is in full force and effect and is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except where the lack of enforceability would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of the Buyer. No event has occurred which (whether with or without notice or the lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Seller or, to the knowledge of

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

Seller, any default by any other party thereto, or result in a right in termination of, any Contract, other than any event that would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of the Buyer. Except as set forth on Schedule 3.7, Seller has no knowledge of any intention, as of the date of this Agreement, by any party to any Assumed Contract (a) to terminate such Contract or amend the terms thereof, (b) to refuse to renew such Contract upon expiration thereof or
(c) to renew such Contract upon expiration thereof on terms and conditions which are more onerous to Seller than those pertaining to such existing Contract, except for any such actions which, individually or in the aggregate, would not materially impair the value of the Assets in the hands of Buyer. Copies (or, if oral, written summaries) of each such Contract have been made available to the extent requested by Buyer.

    3.8   Consents.  Except for the FCC Consent provided for in Section 6.1 and
          --------
the other Consents indicated in Schedule 3.7 or described in Schedule 3.8, no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required
(i) to permit Seller to consummate this Agreement and the transaction contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business or operations of the Station in essentially the same manner as such business or operations are presently conducted.

    3.9   Trademarks, Trade Names and Copyrights.  Except as set forth in
          --------------------------------------
Schedule 3.9, Seller possesses adequate licenses or other rights to use all call letters, trademarks and service marks (registered and unregistered), patents, trade names, franchises, copyrights and other similar intangible property rights and interests (i) which are necessary to conduct the business or operations of the Station and (ii) the loss of which, individually, or in the

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

aggregate, would reasonably be expected to materially impair the value of the Assets in the hands of Buyer. Schedule 3.9 contains a correct and complete list of all such call letters, trademarks, service marks, patents, trade names, franchises, copyrights and similar intangible property rights and all royalties, limitations, restrictions or other obligations of Seller with respect to the ownership or use of the call letters, trademarks, service marks, patents, trade names, franchises, copyrights and similar intangible property rights included therein. Except as set forth in Schedule 3.9, there are no claims or proceedings pending or, to the knowledge of Seller, threatened against Seller asserting that the ownership or use by Seller of any of the call letters, trademarks, service marks, patents, trade names, franchises, copyrights and similar intangible property rights infringes the rights of any other person, other than those claims or proceedings which, individually or in the aggregate, would not reasonably be expected to materially impair the value of the Assets in the hands of Buyer, and Seller has no knowledge of ownership or any use thereof by Seller that may, with notice or lapse of time or both, give rise to such a claim. Except as set forth on Section 3.9, Seller has not licensed or otherwise assigned any interest in any call letters, trademarks, service marks, patents, trade names, franchises, copyrights and similar intangible property rights to any third party.

    3.10  Financial Information.  Seller has provided Buyer the financial
          ---------------------
information concerning the Station described on Schedule 3.10 (the "Financial Information"). The Financial Information is provided for informational purposes only, and Seller makes no representation or warranty concerning the accuracy of the Financial Information. Buyer acknowledges that Seller is not obligated to make capital expenditures in accordance with the Financial Information.

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

    3.11  Insurance.  Schedule 3.11 comprises a true and complete list, in all
          ---------
material respects, of all insurance policies of Seller as of the date hereof. As of the date hereof, all policies of insurance listed on Schedule 3.11 are in full force and effect.

    3.12  Reports.  Except where failure to do so would not have a material
          -------
adverse effect on the ownership or operation of the Station: all returns, reports and statements which the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction thereof have been complied with; all of such reports, returns and statements are complete and correct in all material respects as filed; and the Station's public inspection file is located at the main studio and is in compliance with the FCC's rules and regulations.

    3.13  Employee Benefit Plans.
          ----------------------
    (a) Schedule 3.13 contains a correct and complete list as of the date of this Agreement of each employee benefit plan (including, without limitation, any "employee benefit plan" within the meaning of section 3(3) of ERISA and any multiemployer plans within the meaning of Section 3(37) of ERISA) under which any employee or former employee of Seller employed at the Station has any present or future right to benefits or under which Seller or any of its affiliates has any present or future liability (the "Plans"). Seller has made available to Buyer a current, accurate and complete copy, in all material respects, of each Plan.

    (b) To the best knowledge of Seller, (i) each Plan has been established and administered in accordance with its terms in all material respects, and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") and other applicable laws, rules and regulations and (ii) with respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller's knowledge, threatened, and to Seller's knowledge no facts or circumstances exist which would be reasonably expected to give rise to any such actions, suits or claims which would be reasonably expected to materially impair the value of the Assets in the hands of Buyer if an adverse outcome with respect thereto were to occur.

    3.14  Labor Relations.  As of the date hereof, Seller is not a party to or
          ---------------
subject to any collective bargaining agreements with respect to the Station except as described in Schedule 3.7 hereto. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has provided Buyer with true and complete copies of all such written contracts of employment and true and complete memoranda of any such oral contracts. Seller, in the operation of the Station, has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any written notice alleging that it has failed to comply in any material respect with any such laws, rules or regulations. Except as set forth on Schedule 3.14 or 3.16, no material controversies, disputes, or proceedings are pending or, to the best of its knowledge, threatened, against Seller with respect to its employees at the Station. As of the date hereof, to the knowledge of Seller, no labor union or other collective bargaining unit represents any of the employees of the Station. As of the date hereof, to the best knowledge of Seller, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of Seller's employees at the Station.

    3.15  Taxes.  Seller has filed or caused to be filed all federal income tax
          -----
returns and all other federal, state, county, local or city tax returns which are required to be filed, and it has paid or cause to be paid all taxes shown on said returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by sound accounting practice) deemed by it to be adequate with respect thereto. No events have occurred which could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from Seller.

    3.16  Claims, Legal Actions.  Except as set forth in Schedule 3.16, and
          ---------------------
except for any investigations and rule-making proceedings affecting FM radio broadcast stations in the market where the Station is operated, Seller has been served with no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, that is in progress or pending, nor to the knowledge of Seller has any such matter been threatened, against or relating to Seller, the Assets, or the business or operations of the Station, nor does Seller know of any basis for the same that would materially impair the value of the Assets in the hands of Buyer after the Closing. In particular, except as set forth in Schedule 3.16, but without limiting the generality of the foregoing, Seller has not been provided with any written notice of any written applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than applications, complaints or proceedings which affect FM radio broadcast stations in the market where the Station is operated generally, (ii) before any federal or state agency involving charges of illegal discrimination by the Station under any federal or state employment laws or regulations, or (iii) against Seller or the Station before any federal, state or local agency involving environmental or zoning laws or regulations.

    3.17  Compliance with Laws.  To the best knowledge of Seller, Seller has
          --------------------
complied in all material respects with (i) the Licenses, and (ii) all applicable federal, state and local laws, rules, regulations and ordinances, the violations of which would not materially impair the value of the assets in the hands of the Buyer. To the best knowledge of Seller, neither the ownership or use, nor the conduct of the business or operations, of the Station materially conflicts with rights of any other person, firm or corporation.

    3.18  Environmental Matters.  Except as set forth in Schedule 3.18:
          ---------------------
    (a) The Real Property and all operations conducted by Seller on or at the Real Property are in compliance with all applicable Environmental Laws, except where such failure to comply would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of Buyer. "Environmental Laws" means any and all Federal, state or local laws, statutes, rules, regulations, plans, ordinances, codes, licenses or other restrictions relating to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Occupational Health and Safety Act.

    (b) Seller has not received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Real Property, except for such actions that would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of Buyer.

    (c) To the best knowledge of Seller, Hazardous Materials have not been transported or disposed of from the Real Property in violation of, or in a manner or to a location which gives rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Real Property in violation of, or in a manner that would give rise to liability under, any applicable Environmental Laws, except for such violations or liability that would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of Buyer. "Hazardous Materials" means any toxic or hazardous wastes, substances, products, pollutants or materials of any kind, including, without limitation, petroleum and petroleum products and asbestos, or any other wastes, substances, products, pollutants or material regulated under any Environmental Laws.

    (d) There are no judicial proceedings or governmental or administrative actions pending or, to the knowledge of Seller, threatened under any Environmental Law to which Seller is or will be named as a party with respect to the Real Property, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Property, except for such proceedings or actions that would not, individually or in the aggregate, reasonably be expected to materially impair the value of the Assets in the hands of Buyer.

    (e) There has been no release or threat of release of Hazardous Materials at or from the Real Property, or arising from or related to the operations of the Station in connection with the Real Property, in amounts or in a manner that, individually or in the aggregate, would reasonably be expected to materially impair the value of the Assets in the hands of Buyer.

    (f) Buyer shall be entitled to order and have undertaken on its behalf within 20 days after the date of this Agreement a Phase I Environmental Assessment of the Real Property, and shall be granted all Cooperation and access by Seller reasonably necessary to complete such Assessment. If the report of such Assessment demonstrates or recommends remediation in order to cause the Real Property to comply with Environmental Laws, Seller shall immediately undertake to arrange, at its own expense, such remediation prior to Closing. Notwithstanding the foregoing, in the event such remediation costs or is estimated to cost in excess of Twenty-five Thousand Dollars ($25,000), Seller shall not be obligated to extend such excess, but in such event Buyer may thereafter, at its option, (i) accept the condition of the Real Property at Closing as so remediated, or (ii) terminate its obligations to purchase the Station under this Agreement.

    3.19  Full Disclosure.  No representation or warranty made by Seller herein
          ---------------
nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or intentionally or in bad faith omits or will omit to state any material fact known to Seller and required to make the statements herein or therein not misleading.

                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

    Buyer represents and warrants to Seller as follows:

    4.1   Organization, Standing and Authority.  Buyer is a corporation duly
          ------------------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware, and shall be, at Closing, qualified to conduct business in the State of New York. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and hereunder.

    4.2   Authorization and Binding Obligation.  The execution, delivery and
          ------------------------------------
performance of this Agreement and the Time Brokerage Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as the enforceability hereof and thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

    4.3   Absence of Conflicting Agreements.  Subject to obtaining the Consents,
          ---------------------------------
the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any third party, (ii) will not conflict with the Articles of Incorporation or By-laws of Buyer, (iii) will not conflict with, result in a breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, licenses, or permit to which Buyer is a party or by which Buyer may be bound.

    4.4   Full Disclosure.  No representation or warranty made by Buyer herein
          ---------------
nor any certificate, document or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact made intentionally or in bad faith, or intentionally or in bad faith omits or will omit to state any material fact known to Buyer and required to make the statements herein or therein not misleading.

    4.5   Litigation.  There is no action, suit, investigation or other
          ----------
proceeding pending or, to Buyer's knowledge, threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

    4.6   FCC Qualification.  To the extent that Buyer and its affiliates
          -----------------
currently hold FCC licenses for the operation of radio broadcast stations, Buyer and its affiliates are FCC licensees in good standing without unresolved character issues or other complaints or proceedings pending as against Buyer or its affiliates or with respect to any FCC license now or previously held by them. Buyer has no knowledge of any facts which would, as a matter of law (including the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the present rules, regulations and practices of the FCC, and the proposed rules, regulations and practices of the FCC under the Telecommunications Act of 1996), (a) disqualify Buyer as an assignee of the licenses, permits and authorizations listed on Schedule 3.4 hereto, or as an owner and/or operator of the Station's Assets or (b) prevent or delay the consummation of the transactions contemplated herein within the time contemplated hereby. Buyer will not take, or unreasonably fail to take, any action which Buyer knows or has reason to know would cause such disqualification (it being understood that Buyer has an active duty to attempt to ascertain what would cause such disqualification). Should Buyer become aware of any such facts, it will promptly notify Seller in writing thereof and use its best efforts to prevent any such disqualification. Buyer further represents and warrants that it is financially qualified to meet all terms, conditions and undertakings contemplated by this Agreement.

                                   SECTION 5

                              COVENANTS OF SELLER
                              -------------------

    5.1   Pre-Closing Covenants.  Except as contemplated by this Agreement or
          ---------------------
with the prior written consent of Buyer, not to be unreasonably withheld, between the date hereof and the Closing Date, and except to the extent that certain changes with respect to the business and operation of the Station are expressly implemented by or at the request of Buyer pursuant to the Time Brokerage Agreement, Seller shall abide by the following negative and affirmative covenants:

    A.  Negative Covenants.  Seller shall not do any of the following:
        ------------------


          (1) Disposition of Assets.  Sell, assign, lease, or otherwise transfer
            ---------------------
or dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value;

          (2) Encumbrances.  Create, assume or permit to exist any claim,
              ------------
liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) those in existence on the date of this Agreement, disclosed in Schedules 3.5 and 3.6, or permitted by Section 2.5, 3.5 or 3.6, (ii) mechanics' liens and other similar liens which will be removed prior to the Closing Date and (iii) liens in connection with financing provided to Seller and its affiliates as a group that will be removed at or prior to the Closing Date;

          (3) Licenses.  Do any act or fail to do any act which might result in
              --------
the expiration, revocation, suspension or modification of any of the Licenses, or fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station;

          (4) Rights.  Waive any material right relating to the Station or the
              ------
Assets; or

          (5) No Inconsistent Action.  Knowingly take any action which is
              ----------------------
inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transaction contemplated by this Agreement.

B.  Affirmative Covenants.  Seller shall do the following:
    ---------------------

          (1) Access to Information.  Upon prior notice, allow Buyer and its
              ---------------------
authorized representatives reasonable access at mutually agreeable times at Buyer's expense during normal business hours to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Station for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operations of the business of Seller; provided that neither the furnishing of such information to Buyer or its representatives nor any investigation made heretofore or hereafter by Buyer shall affect Buyer's rights to rely on any representation or warranty made by Seller in this Agreement, each of which shall survive any furnishing or information or any investigation;

          (2) Insurance.  Maintain the existing insurance policies on the
              ---------
Station and the Assets;

          (3) Consents.  Use its reasonable efforts to obtain the Consents;
              --------


          (4) Compliance with Laws.  Comply in all material respects with all
              --------------------
rules and regulations of the FCC, and all other laws, rules and regulations to which Seller, the Station and the Assets are subject.

    5.2   Post-Closing Covenants.  After the Closing, Seller will take such
          ----------------------
actions, and execute and deliver to Buyer such further deeds, bills of sale, or other transfer documents as, in the reasonable opinion of counsel for Buyer and Seller, may be necessary to ensure, complete and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

                                   SECTION 6

                        SPECIAL COVENANTS AND AGREEMENTS
                        --------------------------------

    6.1   FCC Consent.  The assignment of the FCC Licenses as contemplated by
          -----------
this Agreement is subject to the prior consent and approval of the FCC. Within ten (10) days after the execution of this Agreement, Buyer and Seller shall file with the FCC an appropriate application for FCC Consent. The parties shall prosecute said application with all reasonable diligence and otherwise use their best efforts to obtain the grant of such application as expeditiously as practicable. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition unless compliance would be unduly burdensome or would have a material adverse effect upon it. If reconsideration or judicial review is sought with respect to the FCC Consent, Buyer and Seller shall oppose such efforts to obtain reconsideration or Judicial review (but nothing herein shall be construed to limit any party's right to terminate this Agreement pursuant to Section 9 of this Agreement).


    6.2   Time Brokerage Agreement.  Buyer and Seller shall enter into a Time
          ------------------------
Brokerage Agreement in the form set forth in Schedule 6.2 hereto.

    6.3   Control of the Station.  Buyer shall not, directly or indirectly,
          ----------------------
control, supervise, direct, or attempt to control, supervise or direct, the operations of the Station, such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall be the sole responsibility of Seller until the completion of the Closing hereunder.

    6.4   Taxes, Fees and Expenses.  Buyer shall pay all sales, gains, transfer
          ------------------------
and similar taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agreement. All filing fees required by the FCC shall be paid by Buyer. All fees due under the Escrow Agreement shall be paid by Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and other representatives.

    6.5   Brokers.  Buyer and Seller each represents and warrants that neither
          -------
it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement, except for Star Media Group, whose fee shall be solely the responsibility of Seller.

    6.6   Confidentiality.  Except as necessary for the consummation of the
          ---------------
transaction contemplated hereby, including Buyer's obtaining financing in any form or means of its choosing related hereto, each party hereto will keep confidential any information which is obtained from the other party in connection with the transaction contemplated hereby and which is not readily available to members of the general public, and will not use such information for any purpose other than in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby.

    6.7   Cooperation.  Buyer and Seller shall cooperate fully with each other
          -----------
and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder. Notwithstanding the foregoing, except as otherwise set forth herein, Buyer shall have no obligation (i) to expend funds to obtain the Consents, or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

    6.8   Risk of Loss.
          ------------

    A. The risk of loss, damage or impairment, confiscation or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the completion of the Closing.

    B. If any damage or destruction of the Assets or any other event occurs which prevents signal transmission by the Station in the normal and usual manner and Seller cannot restore or replace the Assets so that the conditions are cured and normal and usual transmission is resumed before the Closing Date, the Closing Date shall be postponed, for a period of up to one hundred twenty
(120) days, to permit the repair or replacement of the damage or loss.



    C. In the event of any damage or destruction of the Assets described above, if such Assets have not been restored or replaced and the Station's normal and usual transmission resumed within the one hundred and twenty (120) day period specified above. Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller. Alternatively, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets to the extent not already expended by Seller arising in connection with such restoration and replacement.

    D. Notwithstanding any of the foregoing, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Seller if any event occurs which prevents signal transmission by the Station in a manner generally equivalent to its current operations for a consecutive period of five (5) or a cumulative period of fourteen (14) days after the date hereof.

    6.9   Employee Matters.
          ----------------

    A. Within five (5) business days after execution of this Agreement, Seller shall provide to Buyer an accurate list of all current employees of the Station together with a description of the terms and conditions of their respective employment (including salary, bonus and other benefit arrangements) and their duties as of the date of this Agreement, as well as the annual salaries thereof. Seller shall promptly notify Buyer of any changes that occur prior to Closing with respect to such information.


    B. Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with any right the Buyer may have after the Closing Date to (i) terminate the employment of any of the employees at any time, with or without cause, or (ii) establish or modify any of the terms and conditions of the employment of the employees in the exercise or its independent business judgment.

    C. Except as otherwise set forth herein, Buyer will not incur any liability on account of Seller's employees that arise and accrues prior to midnight on the day prior to the Closing Date, including, without limitation, any such liability on account of unemployment insurance contributions, termination payments, retirement, pension, profit sharing, bonus, severance pay, disability. health, accrued vacation, accrued sick leave (unless a pro rated adjustment is made as to vacation or sick leave) or other employee benefit plans, practices, agreements, or understandings.

    6.10  Audit Cooperation.  Seller agrees to fully cooperate, and use
          -----------------
reasonable efforts to cause its accounting firm to reasonably cooperate with Buyer and at Buyer's expense, to the extent required for the Buyer to prepare audited financial statements for the Station for the period of Seller's ownership thereof. Buyer agrees to fully cooperate, and use reasonable efforts to cause its accounting firm to reasonably cooperate with Seller and at Seller's expense, to the extent required for the Seller to prepare audited financial statements for the Station for the period of Buyer's ownership thereof during the remainder of Seller's fiscal year.


                                   SECTION 7

                 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
                 ---------------------------------------------

    7.1   Conditions of Obligations of Buyer.  All obligations of Buyer at the
          ----------------------------------
Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

    A.    Representations and Warranties.  The representations and
          ------------------------------
warranties of Seller in this Agreement shall be true and complete in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of such time, except for changes contemplated by this Agreement and except for representations and warranties made as of a specific date which shall have been true in all material respects as of such date.

    B.    Covenants and Conditions.  Seller shall have in all material
          ------------------------
respects performed and compiled with the covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

    C.    Consents.  Each of the Consents marked as "material" on Schedule
          --------
3.7 shall have been duly obtained and delivered to Buyer with no material adverse change to the terms of the License or Assumed Contract with respect to which such Consent is obtained.

    D.    Licenses.  Seller shall be the holder of the Licenses, and there
          --------
shall not have been any modification of any of such Licenses which has an adverse effect on the Station or the conduct of its business or operations. No proceeding shall be pending the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any of the Licenses.

    E.    Deliveries.  Seller shall have made or stand willing and able to
          ----------
make all the deliveries to Buyer set forth in Section 8.2.


    7.2   Conditions to Obligations of Seller.  The obligations of Seller at the
          -----------------------------------
Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

    A.    Representations and Warranties.  The representations and
          ------------------------------
warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement, as though such representations and warranties were made at and as of such time.

    B.    Covenants and Conditions.  Buyer shall have in all material
          ------------------------
respects performed and compiled with the covenants, agreements, and conditions required by this Agreement to be performed or compiled with by it prior to or on the Closing Date.

    C.    Deliveries.  Buyer shall have made or stand wiling and able to make
          ----------
all the deliveries set forth in Section 8.3.

    D.    Sale of WHTT Stations.  Prior to or on or simultaneously with the
          ---------------------
Closing Date, Seller shall have consummated the sale of the WHTT Stations. Seller may waive the foregoing condition in its sole discretion.

                                   SECTION 8

                         CLOSING AND CLOSING DELIVERIES
                         ------------------------------

    8.1   Closing.  The closing shall take place at 10:00 a.m. on a date, to be
          -------
set by Buyer, upon five (5) days written notice to Seller, no later than ten
(10) days following the date upon which the FCC Consent has been issued (the "Closing Date"), provided, that Seller may extend the Closing Date to facilitate the simultaneous closing of the sale of the WHTT Stations, subject to the provisions of Section 9.1(c). Closing shall be held at the offices of Latham & Watkins, Washington, D.C. or such other place as shall be mutually agreed to by Buyer and Seller.

    8.2   Deliveries by Seller.  Prior to or on the Closing Date, Seller shall
          --------------------
deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

          (a) Transfer Documents.  Duly executed warranty deeds, bills of sale,
              ------------------
    motor vehicle titles, assignments and other transfer documents which shall be sufficient to vest title to the Assets in the name of Buyer or its permitted assignees, free and clear of any claims, liabilities, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except those permitted in accordance with Sections 2.5, 3.5 or 3.6 hereof);

          (b) Consents.  The original of each Consent marked as "material"
              --------
    with an asterisk on Schedule 3.7;

          (c) Officer's Certificate, A certificate, dated as of the Closing
              ---------------------
    Date, executed by a duly authorized officer of Seller, certifying: (i) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date, as though made on and as of that date, except for changes contemplated by this Agreement and except for representations and warranties made as of a specific date which shall be certified true and complete in all material respects as of such date; and (ii) that Seller has, in all material respects, performed its obligations and complied with its, covenants set forth in this Agreement to be performed and complied with prior to or on the Closing Date;

          (d) Secretary's Certificate.  A certificate, dated as of the Closing
              -----------------------
    Date, executed by Seller's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's Board of Directors, authorizing and approving the execution of this Agreement and the Time Brokerage Agreement by Seller and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, a certificate of legal existence certified by an appropriate New York state official; as of a date not more than fifteen (15) days before the Closing Date and by Seller's Secretary as of the Closing Date, and a copy of Seller's Articles of Incorporation and By Laws as in effect on the date hereof, certified by Seller's Secretary as of the Closing Date;

          (e) Licenses, Contracts, Business Records, Etc.  Copies, if available,
              ------------------------------------------
    of all licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records, and all files and records used by Seller in connection with its operations of the Station;


          (f) Opinions of Counsel.  Opinions of Seller's counsel dated as of the
              -------------------
    Closing Date, and addressed to Buyer and at Buyers directions, to Buyer's lenders, substantially in the form of Schedule 8.2(f) hereto subject to standard qualifications.

    8.3   Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall
          -------------------
deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

          (a) Purchase Price.  The Purchase Price as provided in Section 2.3;
              --------------


          (b) Assumption Agreements.  Appropriate assumption agreements pursuant
              ---------------------
    to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

          (c) Officer's Certificate.  A certificate, dated as of the Closing
              ---------------------
    Date, executed by the President or Vice President of Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date, except for changes contemplated by this Agreement, as though made on and as of that date, and (ii) that Buyer has, in all material respects, performed its obligations and complied with its covenants set forth in this Agreement to be performed or complied with on or prior to the Closing Date;

          (d) Secretary's Certificate.  A certificate, dated as of the Closing
              -----------------------
    Date, executed by Buyer's Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the Time Brokerage Agreement and the consummation of the Transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) a copy of the corporate charter, articles of incorporation and Bylaws of Buyer as in effect on the date hereof, certifies by Buyer's secretary as of the Closing Date;

          (e) Opinion of Counsel.  An opinion of Buyer's General Counsel dated
              ------------------
    as of the Closing Date, substantially in the form of Schedule 8.3(e) hereto subject to standard qualifications.

                                    SECTION 9

            RIGHTS OF BUYER AND SELLER ON THE TERMINATION OR BREACH
            -------------------------------------------------------

    9.1   Termination Rights.  This Agreement may be terminated by either Buyer
          ------------------
or Seller if the terminating party is not then in breach of any material provision of this Agreement, upon written notice to the other party, upon the occurrence of any of the following:


          (a) If on the Closing Date (i) any of the conditions precedent to the obligations of the terminating party set forth in Section 7 of this Agreement shall not have been materially satisfied, and (ii) satisfaction of such condition shall not have been waived by the terminating party;

          (b) If the application for FCC Consent shall be set for hearing by the FCC for any reason; or

          (c) If the Closing shall not have occurred on or before December 31, 1996; provided, that Seller may extend the Closing Date through and until any date on or before March 31, 1997 to facilitate the simultaneous sale of the WHTT Stations.

Upon termination: (i) if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall not have any further liability to each other; (ii) if Seller shall be in breach of any material provision of this Agreement, Buyer shall have only the rights and remedies provided in Section 9.3 or (iii) if Buyer shall be in breach of any material provision of this Agreement, Seller shall be entitled only to liquidated damages as provided in Section 9.2 hereof. If, upon termination, Buyer shall not be in breach of any material provision of this Agreement, the Escrow Deposit, plus all interest or other proceeds from the investment thereof, less any compensation due the Escrow Agent, shall be paid to Buyer.

    9.2   Liquidated Damages.  In the event this Agreement is terminated by
          ------------------
Seller due to a material breach by Buyer of its representations, warranties, covenants and other obligations under this Agreement, then the amount of One Million Five Hundred Thousand ($1,500,000) Dollars shall be paid to Seller as liquidated damages, it being agreed that the Escrow Deposit shall constitute a portion of such liquidated damages for any and all damages suffered by Seller by reason of Buyer's failure to close this Agreement. Buyer and Seller agree in advance that actual damages would be difficult to ascertain and that the amount of One Million Five Hundred Thousand ($1,500,000) Dollars is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's failure to consummate this Agreement for the above-stated reason. All interest or other proceeds from the investment of the Escrow Deposit, less any compensation due the Escrow Agent, shall be paid to Seller in partial payment of the liquidated damages contemplated by this Section 9.2.

    9.3   Specific Performance.  The parties recognize that in the event Seller
          --------------------
should refuse to perform under the provisions of this Agreement, monetary damages would not be adequate. Buyer shall therefore be entitled, in lieu of any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law. In the event of a default by a party hereto (the "Defaulting Party") which results in the filing of a lawsuit for damages, specific performance, or other remedy the other party (the Nondefaulting Party) shall be entitled to reimbursement by the Defaulting Party of reasonable legal fees and expenses incurred by the Nondefaulting Party in the event the Nondefaulting Party prevails.

                                 SECTION 10

        SURVIVAL OF REPRESENTATIONS AND WARRANTIES, AND INDEMNIFICATION
        ---------------------------------------------------------------

    10.1  Representations and Warranties.  All representations and warranties
          ------------------------------
contained in this Agreement shall be deemed continuing representations and warranties, and shall survive the Closing Date for a period of twelve (12) months (the "Survival Period"). No claim for indemnification may be made under this Section 10 (except for section 10.3(a) or related claims under Section 10.3(c)) after the expiration of the Survival Period. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation or warranty contained herein, except that insofar as any party has knowledge of any misrepresentation or breach of warranty at closing and such knowledge is documented in writing at Closing, such party shall be seemed to have waived such misrepresentation or breach.

    10.2  Indemnification by Seller.  Seller shall indemnify and hold Buyer
          -------------------------
harmless against and with respect to, and shall reimburse Buyer for:

          (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenants by Seller contained herein or in any certificate, delivered to Buyer hereunder;

          (b) Any and all obligations of Seller not assumed by Buyer pursuant to the terms hereof;

          (c) Any and all losses, liabilities or damages resulting from Seller's operation or ownership of the Station prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date; and

          (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.


Notwithstanding anything in this Section 10.2 to the contrary, Seller shall not be required to make any indemnification under this Section 10.2 until the aggregate amount of losses, liabilities and damages exceeds $100,000. Notwithstanding anything in this
Section 10.2 to the contrary, Seller shall not be required to make any indemnification under this Section 10.2 and shall not be otherwise liable to Buyer for the aggregate of all losses, liabilities and damages that exceed $1,500,000.

    10.3  Indemnification by Buyer.  Buyer shall indemnify and hold Seller
          ------------------------
harmless against and with respect to, and shall reimburse Seller for:

          (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenants by Buyer contained herein or in any certificate delivered to Seller hereunder;

          (b) Any and all losses, liabilities or damages resulting from Buyer's operation or ownership of the Station on or after the Closing Date, including any and all liabilities or obligations arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date or otherwise assumed by Buyer under this Agreement; and

          (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, and reasonable costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof.

Notwithstanding anything in this Section 10.3 to the contrary, Buyer shall not be required to make any indemnification under this Section 10.3 until the aggregate amount of losses, liabilities and damages exceeds $100,000. Notwithstanding anything in this Section 10.3 to the contrary, Buyer shall not be required to make any indemnification under this Section 10.3 and shall not be otherwise liable to Seller for the aggregate of all losses, liabilities and damages that exceed $1,500,000.


    10.4  Procedures for Indemnification.  The procedures for indemnification
          ------------------------------
 shall be as follows:

          A. The party claiming the indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit or proceeding was given to Claimant.

          B. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. Buyer shall be entitled to apply any or all of the Accounts Receivable collected on behalf of Seller to a claim as to which Buyer is entitled to indemnification hereunder. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

          C. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party subject to reimbursement for reasonable actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the night to participate in the defense of such claim at its own expense.

          D. If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

          E. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

          F. The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, partners employees and representatives of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

                                  SECTION 11
                                 MISCELLANEOUS
                                 -------------

    11.1  Notices.  All notices, demands, and requests required or permitted to
          -------
be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or by facsimile transmission, with receipt confirmation, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

If to Seller:        Evergreen Media Corporation of Buffalo
                                 433 E. Las Colinas Blvd.
                                 Suite 1130
                                 Irving, TX 75039
                                 Attn: Scott Ginsburg, Chief Executive Officer

with a copy
(which shall not
constitute notice) to:           Eric L. Bernthal, Esq.
                                 Kevin C. Boyle, Esq.
                                 Latham & Watkins
                                 1001 Pennsylvania Ave., N.W.
                                 Suite 1300
                                 Washington, D.C. 20004
                                 Fax: (202) 637-2201

If to Buyer:                     American Radio Systems
                                 116 Huntington Avenue
                                 Boston, MA 02116
                                 Attention:  Steven B. Dodge, President
                                 Fax: (617) 375-7575

with a copy
(which shall not
constitute notice) to:           Michael B. Milsom
                                 Vice President & General Counsel
                                 American Radio Systems, Inc.
                                 116 Huntington Avenue
                                 Boston, MA 02116
                                 Fax: (617) 375-7575


or to such other or additional persons and addresses as the parties may from time to time designate,in a writing delivered in accordance with this Section 11.2.

    11.2  Benefit and Binding Effect.  Neither party hereto may assign this
          --------------------------
Agreement without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations under this Agreement to any affiliated or unaffiliated entity, following which assignment Buyer shall be released from for all of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    11.3  Governing Law.  This Agreement shall be governed, construed, and
          -------------
enforced in accordance with the laws of the State of New York.

    11.4  Like Kind Exchange Election.  Seller desires, if possible, to effect
          ---------------------------
this transaction as an exchange for other property of like-kind and qualifying use in a tax-deferred exchange under Section 1031 of the Code and Buyer agrees to cooperate in all respects to effectuate such exchange, provided that such exchange shall be made without any cost or liability to Buyer, and the Closing shall not be materially delayed by reason of such exchange.

    11.5  Headings.  The headings here are included for ease of reference only
          --------
and shall not control or affect the meaning or construction of the provisions of this Agreement.

    11.6  Gender and Number.  Words used herein, regardless of the gender and
          -----------------
number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context required.

    11.7  Entire Agreement.  This Agreement, all schedules hereto, and all
          ----------------
documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller, and all letters of intent and other writings related to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

    11.8  Waiver of Compliance Consents.  Except as otherwise provided in this
          -----------------------------
Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent With the requirements for a waiver of compliance as set forth in this Section 11.7.

    11.9  Severability.  If any provision of this Agreement or the application
          ------------
thereof to any person or circumstance shall be invalid or unenforceable or any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greater extent permitted by law.

    11.10 Counterparts.  This Agreement may be signed in any number counterparts
          ------------
with the same effect as if the signature on each such counterpart were upon the same instrument.

    IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

          SELLER:    EVERGREEN MEDIA CORPORATION OF BUFFALO


                     By:__________________________________________


          BUYER:    AMERICAN RADIO SYSTEMS CORPORATION


                    By:___________________________________________
                       Title:

                     SCHEDULES TO ASSET PURCHASE AGREEMENT


1.8       Escrow Agreement
2.2       Excluded Assets
3.4       Licenses
3.5       Real Property
3.6       Personal Property
3.7       Assumed Contracts
3.8       Consents Required
3.9       Trademarks; Trade Names; Copyrights
3.10      Financial Information
3.11      Insurance Policies
3.13      Employee Benefits
3.14      Labor Relations
3.16      Claims; Legal Actions
3.18      Environmental Matters
8.2(f)    Opinion of Seller's Counsel
8.3(e)    Opinion of Buyer's General Counsel